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                                                                    Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS



THE BOARD OF DIRECTORS
DURATEK, INC.:


We consent to incorporation by reference in this registration statement on Form S-8 of Duratek, Inc. of our report dated April 16, 2001 relating to the consolidated balance sheets of Duratek, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, and the related schedule, which report appears in the December 31, 2000, annual report on Form 10-K of Duratek, Inc.

Our report dated April 16, 2001 contains an explanatory paragraph that states the Company restated certain amounts previously reported for the year ended December 31, 1999.

/s/ KPMG LLP

Baltimore, Maryland
December 6, 2001


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